Exhibit 10.1

First Hawaiian

NOTE

SBA Loan #	69754672-07
SBA Loan Name	CYANOTECH CORPORATION
Date	04/30/2020
Loan Amount	$1,380,975.00
Interest Rate	One percent (1.00%) per year
Borrower	CYANOTECH CORPORATION
Operating Company
Lender	First Hawaiian Bank, a Hawaii Corporation

1	PROMISE TO PAY:

In return for the Loan, Borrower promises to pay to the order of Lender the amount of - One Million Three Hundred Eighty Thousand Nine Hundred Seventy-Five and 00/100 – Dollars, interest on the unpaid principal balance, and all other amounts required by this Note.

2	DEFINITIONS:

“Collateral” means any property taken as security for payment of this Note or any guarantee of this Note.

“Guarantor” means each person or entity that signs a guarantee of payment of this Note.

“Loan” means the loan evidenced by this Note.

“Loan Documents” means the documents related to this loan signed by Borrower, any Guarantor, or anyone who pledges collateral.

“SBA” means the Small Business Administration, an Agency of the United States of America.

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3	PAYMENT TERMS:

Borrower must make all payments at the place Lender designates. The payment terms for this Note are:

Initial Deferment Period: No payments are due on this loan for 6 months from the date of first disbursement of this loan. Interest will continue to accrue during the deferment period.

Loan Forgiveness: Borrower may apply to Lender for forgiveness of the amount due on this loan in an amount equal to the sum of the following costs incurred by Borrower during the 8-week period beginning on the date of first disbursement of this loan:

a.	Payroll costs
b.	Any payment of interest on a covered mortgage obligation (which shall not include any prepayment of or payment of principal on a covered mortgage obligation)
c.	Any payment on a covered rent obligation
d.	Any covered utility payment

The amount of loan forgiveness shall be calculated (and may be reduced) in accordance with the requirements of the Paycheck Protection Program, including the provisions of Section 1106 of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (P.L. 116-136). Note more than 25% of the amount forgiven can be attributable to non-payroll costs.

Maturity: This Note will mature two years from date of first disbursement of this loan.

Repayment Terms: The interest rate on this Note is one percent per year. The interest rate is fixed and will not be changed during the life of the loan. Following the Initial Deferment Period, this loan will be repaid in monthly installments of principal and interest which will be fully amortized over the then-remaining term of this loan. Lender will apply each installment payment first to pay interest accrued to the day Lender received the payment, then to bring principal current, and will apply any remaining balance to reduce principal.

Loan Prepayment: Notwithstanding any provision in this Note to the contrary: Borrower may prepay this Note at any time without penalty. Borrower may prepay 20 percent or less of the unpaid principal balance at any time without notice. If Borrower prepays more than 20 percent and the Loan has been sold on the secondary market, Borrower must:

a.	Give Lender written notice;
b.	Pay all accrued interest; and
c.

If the prepayment is received less than 21 days from the date Lender received the notice, pay an amount equal to 21 days interest form the date lender received the notice, less any interest accrued during the 21 days and paid under b. of this paragraph. If Borrower does not prepay within 30 days from the date Lender received the notice, Borrower must give Lender a new notice.

Non-Recourse: Lender and SBA shall have no recourse against any individual shareholder, member, or partner of Borrower for non-payment of the loan, except to the extent that such shareholder, member or partner uses the loan proceeds for an unauthorized purpose.

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Certifications: Borrower certifies to Lender and SBA that Borrower will use the proceeds of this loan solely for the purposes and in the dollar amounts specified in Section E (Use of Proceeds) of the Authorized Paycheck Protection Program (“Authorization”) which Lender has provided to Borrower.

Borrower certifies and agrees that, notwithstanding any provision that could be construed in this Note to the contrary:

a.	No Collateral was required by Lender for this loan; and
b.	No personal or corporate guarantees were required by Lender for this loan.

4	DEFAULT:

Borrower is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower or Operating Company:

A.	Fails to do anything required by this Note and other Loan Documents;
B.	Defaults on any other loan with Lender;
C.	Does not preserve, or account to Lender’s satisfaction for, any of the Collateral or its proceeds;
D.	Does not disclose, or anyone acting on their behalf does not disclose, any material fact to Lender or SBA;
E.	Makes, or anyone acting on their behalf makes, a materially false or misleading representation to Lender or SBA;
F.	Defaults on any loan or agreement with another creditor, if Lender believes the default may materially affect Borrower’s ability to pay this Note;
G.	Fails to pay any taxes when due;
H.	Become the subject of a proceeding under any bankruptcy or insolvency law;
I.	Has a receiver or liquidator appointed for any part of their business or property;
J.	Makes an assignment for the benefit of creditors;
K.	Has any adverse change in financial condition or business operation that Lender believes may materially affect Borrower's ability to pay this Note;
L.	Reorganizes, merges, consolidates, or otherwise changes ownership or business structure without Lender’s prior written consent; or
M.	Becomes the subject of a civil or criminal action that Lender believes may materially affect Borrower’s ability to pay this Note.

5	LENDER’S RIGHTS IF THERE IS A DEFAULT

Without notice or demand and without giving up any of its rights, Lender may:

A.	Require immediate payment of all amounts owing under this Note;
B.	Collect all amounts owing from any Borrower or Guarantor;
C.	File suit and obtain judgement;

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D.	Take possession of any Collateral; or
E.	Sell, lease, or otherwise dispose of, any Collateral at public or private sale, with or without advertisement.

6	LENDER’S GENERAL POWERS:

Without notice and without Borrower’s consent, Lender may:

A.	Bid on or buy the Collateral at its sale or the sale of another lienholder, at any price it chooses;
B.

Incur expenses to collect amounts due under this Note, enforce the terms of this Note or any other Loan Document, and preserve or dispose of the Collateral. Among other things, the expenses may include payments for property taxes, prior liens, insurance, appraisals, environmental remediation costs, and reasonable attorney’s fees and cost. If Lender incurs such expenses, it may demand immediate repayment from Borrower or add the expenses to the principal balance;

C.	Release anyone obligated to pay this Note;
D.	Compromise, release, renew, extend or substitute any of the Collateral; and
E.	Take any action necessary to protect the Collateral or collect amounts owing on this Note.

7	WHEN FEDERAL LAW APPLIES:

When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law.

8	SUCCESSOR AND ASSIGNS:

Under this Note, Borrower and Operating Company include the successors of each, and Lender includes its successors and assigns.

9	GENERAL PROVISIONS:

A.	All individuals and entities signing this Note are jointly and severally liable.
B.	Borrower waives all suretyship defenses.
C.	Borrower must sign all documents necessary at any time to comply with the Loan Documents and to enable Lender to acquire, perfect, or maintain Lender’s liens on Collateral.
D.	Lender may exercise any of its rights separately or together, as many times and in any order it chooses. Lender may delay or forgo enforcing any of its rights without giving up any of them.

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E.	Borrower may not use an oral statement of Lender or SBA to contradict or alter the written terms of this Note.
F.	If any part of this Note is unenforceable, all other parts remain in effect.
G.

To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment, demand, protest, and notice of dishonor. Borrower also waives any defenses based upon any claim that Lender did not obtain any guarantee; did not obtain, perfect, or maintain a lien upon Collateral; impaired Collateral; or did not obtain the fair market value of Collateral at a sale.

10	STATE SPECIFIC PROVISIONS

Borrower also certifies to Lender and SBA all of the following:

a.	Borrower has received a copy of the Authorization Paycheck Protection Program.
b.

Borrower acknowledges that if Borrower defaults on this loan, SBA may be required to pay Lender under the SBA guarantee, and SBA may then seek recovery on this loan (to the extent any balance remains after loan forgiveness).

c.

Borrower will keep books and records in a manner satisfactory to Lender, furnish financial statements as requested by Lender, and allow Lender and SBA to inspect and audit books, records and papers relating to Borrower’s financial or business condition.

d.

Borrower will not, without Lender’s consent, change its ownership structure, make any distribution of company assets that would adversely affect its financial condition, or transfer (including pledging) or dispose of any assets, except in the ordinary course of business.

Borrower acknowledges and agrees that all certifications made by Borrower (or its authorized representative) in the Paycheck Protection Program Borrower Application Form (SBA Form 2483) submitted by Borrower in connection with this loan are hereby incorporated into this Note by this reference. Borrower hereby represents and warrants to Lender and SBA as of the date of this Note that all such certifications and related calculations and documentation submitted by Borrower continue to be true, accurate and complete. Borrower understands and agrees that Lender has applied to, and obtained authorization from, SBA for a Paycheck Protection Program Loan Guaranty in reliance on Borrower’s certifications.

Borrower understands that the timely satisfaction and delivery of any certifications, information and documentation required for this loan and any rights of Borrower hereunder, including loan forgiveness, in connection with the Paycheck Protection Program Requirements, including Section 1106 of the CARES Act and any other applicable laws and regulations now or hereafter in effect, shall be the sole responsibility of Borrower; accordingly, Borrower knowingly waives any claims against Lender related to or arising therefrom. Borrower further agrees to indemnify and hold Lender harmless from all loss, cost, damage, liability or expenses, including reasonable attorney’s fees, incurred by Lender by reason of any breach of warranty or covenant, misrepresentation or false or incomplete certification made by or on behalf of Borrower under this Note, Borrower’s above-described application form or any other Loan Document.

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Borrower’s request for loan forgiveness in accordance with the provisions of this Note must include the following:

a.

Documentation verifying the number of full-time equivalent employees on payroll and pay rates for the required periods, including payroll tax filings reported to the IRS and state income, payroll and unemployment insurance filings.

b.

Documentation, including canceled checks, payment receipts, transcripts of accounts, or other documents verifying payments on covered mortgage obligations, payments on covered lease obligations, and covered utility payments.

c.

A certification from an authorized representative of the Borrower that the documentation presented is true and correct, and the amount for which forgiveness is requested was used to retain employees, make interest payments on a covered mortgage obligation, make payments on a covered rent obligation or make covered utility payments.

d.	Any other documentation SBA determines necessary.

If Borrower fails to provide the required documentation, the loan forgiveness must be denied.

Lender shall calculate the amount of loan forgiveness in accordance with the Paycheck Protection Program Requirements, including Section 1106 of the CARES Act. Not more than 25% of the forgiveness amount can be attributable to non-payroll costs. Not later than 60 days after Lender receives Borrower’s request for loan forgiveness, the Lender shall issue a decision on the loan forgiveness applications.

Electronic delivery or other transmission (such as by e-mail or e-fax) by Borrower or Lender of its signature on an original or any copy of this Note, any Loan Document and any other documentation required by Lender or SBA in electronic format (e.g.,.pdf) or similar format or via an electronic signature program shall be deemed an effective execution and delivery of this Note and any Loan Document, as applicable.

Except when federal law applies pursuant to the provisions of this Note or by preemption, this Note will be determined under, governed by and construed in accordance with the laws of the State of Hawaii without regard to its conflicts of laws.

Borrower and Lender knowlingly and voluntarily waive and relinquish their right to a trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of this Note.

11	BORROWER’S NAME(S) AND SIGNATURE(S):

By signing below, each individual or entity becomes obligated under this Note as Borrower.

Borrower: CYANOTECH CORPORATION

By: /s/Brian Brett Orlopp

Name: Brian Brett Orlopp

Its: Chief Financial Officer

Dated: May 1, 2020

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